SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 1, 2011

OPTIONABLE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51837	52-2219407
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

55 St. Marks Place, Suite 4
New York, NY 10003-7988
(Address of principal executive offices)

(914) 773-1100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2011, the board of directors (the "Board") of Optionable, Inc. (the "Company") approved and adopted a first amendment (the "Amendment") to the Company's 2004 Stock Option Plan (the "Plan"). The Amendment, among other things, clarifies or modifies certain provisions of the Plan, including the provision relating to the post-termination exercise of vested options. The Amendment expressly permits the Board to negotiate a specific post-termination exercise period for optionees whose services to the Company are terminated without Cause or for Good Reason. Also, the delivery of certain representations and other conditions of exercise that were in Section 14 of the Plan have been removed.  "Cause" means being convicted  or pleading guilty or nolo contendre for illegal conduct (other than any misdemeanor, traffic violation or similar misconduct), or a willful act that constitutes gross misconduct and that is materially injurious to the Company. "Good Reason" means a material reduction in the optionee's job responsibilities or position in the Company, or  the relocation of the Company's office or the optionee's principal duties with the Company outside of New York City.

The disclosure contained herein is intended merely as a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, attached as an exhibit hereto. A copy of the Plan was filed as exhibit 4.1 to the Company’s Form S-8 registration statement filed with the SEC on November 21, 2005.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2011, the Company executed amendments to Andrew Samaan’s (a member of the Board) stock option agreement dated February 6, 2009, Brad O’Sullivan’s (a member of the Board and the Company’s Chief Executive Officer) stock option agreement dated June 29, 2010, and Matthew Katzeff’s (a member of the Board and the Company’s Chief Financial Officer) stock option agreement dated October 14, 2010. These amendments reflected the Amendment to the Plan. The amendments also added the following acceleration clause: The options shall vest immediately upon a change in control of the Company, or shall vest on the effective date of the optionee’s resignation or termination of his services to the Company if he resigns for Good Reason or is terminated without Cause, or is not nominated for re-election to the Board without Cause. The amendments to these three stock option agreements also revised the termination provision to the following: The options shall terminate (even if vested) upon the earliest to occur of (i)  the effective date of the optionee’s resignation if he resigns without Good Cause, (ii) the effective date of his termination of services to the Company if such services were terminated for Cause, (iii) the second anniversary of the effective date of his resignation for Good Reason, (iv) the second anniversary of the effective date of the termination of his services without Cause, (v) the second anniversary of the termination of his services as a director after the Board fails without Cause to nominate him for re-election to the Board, (vi) the first anniversary of the termination of his services due to disability, and (vii) the first anniversary of his death if such death occurred while he was employed with or serving the Company.  The three stock option agreements were further amended to give the optionee the right to require the Company to file a registration statement if the Optionee resigns for Good Reason, has his services to the Company terminated without Cause, or has his services as a Director terminated after the Board fails without Cause to nominate him for re-election to the Board. To comply with the Internal Revenue Code, the amendments to Mr. Katzeff’s and Mr. O’Sullivan’s stock option agreements raised the exercise price of their options to $0.02 (the closing price on the day immediately preceding the amendment date).

Also on March 1, 2011, the Company executed stock option agreements granting stock option for 100,000 shares of the Company’s common stock to each of Mr. Samaan, Mr. O’Sullivan, Mr. Katzeff, Edward J. O’Connor (the Company’s former President and current Board member) and J. Michael Templeton (the Company’s Controller). For each of the foregoing persons, 20,000 options vested immediately and 20,000 will each vest on September 1, 2011, March 1, 2012, September 1, 2012 and March 1, 2013. The exercise price shall be $0.02 (the closing price on the day immediately preceding the grant date). The stock options were granted pursuant to the Plan as amended by the Amendment. These new stock option agreements have the same termination and acceleration provisions as the amendments described in the immediately preceding paragraph.

The disclosure contained herein is intended merely as a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the amendments to the stock option agreements of Mr. Katzeff, Mr. O’Sullivan and Mr. Samaan that were executed prior to March 1, 2011 and the new stock option agreements executed  on March 1, 2011, attached as exhibits hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this report and incorporated by reference herein:

Exhibit No.	Description

10.1	First Amendment to Optionable, Inc. 2004 Stock Option Plan.

10.2	First Amendment to Nonstatutory Stock Option Agreement of Matthew L. Katzeff.

10.3	Nonstatutory Stock Option Agreement of Matthew L. Katzeff, dated October 14, 2010.

10.4	First Amendment to Nonstatutory Stock Option Agreement of Brad P. O’Sullivan.

10.5	Nonstatutory Stock Option Agreement of Brad P. O’Sullivan, dated June 29, 2010.

10.6	First Amendment to Nonstatutory Stock Option Agreement of Andrew Samaan.

10.7	Nonstatutory Stock Option Agreement of Andrew Samaan, dated February 6, 2009.

10.8	Nonstatutory Stock Option Agreement of Matthew L. Katzeff, dated March 1, 2011.

10.9	Nonstatutory Stock Option Agreement of Edward O’Connor, dated March 1, 2011.

10.10	Nonstatutory Stock Option Agreement of Brad P. O’Sullivan, dated March 1, 2011.

10.11	Nonstatutory Stock Option Agreement of Andrew Samaan, dated March 1, 2011.

10.12	Nonstatutory Stock Option Agreement of Michael Templeton, dated March 1, 2011.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OPTIONABLE, INC.

By:	/s/ Brad P. O’Sullivan
Brad P. O’Sullivan
Chief Executive Officer

Date:  March 3, 2010

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